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                                                                   EXHIBIT 99.3

                      EXCHANGE OFFER FOR ALL OUTSTANDING
                           11% SENIOR NOTES DUE 2008

                                      OF

                            SOLA INTERNATIONAL INC.

                 Pursuant to the Prospectus dated       , 2001

   THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., LONDON TIME, ON       , 2001
                   UNLESS EXTENDED (THE "EXPIRATION DATE").


To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

   Sola International Inc. (the "Company") is offering (the "Exchange Offer"), upon the terms and subject to conditions set forth in the Prospectus, dated
      , 2001 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), to exchange up to (Euro)205,000,000 aggregate principal amount of its 11% Senior Notes due 2008 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended, for a like aggregate principal amount of its original unregistered 11% Senior Notes due 2008 (the "Outstanding Notes").

   Please forward to your clients for whose accounts you hold Outstanding Notes registered in your name or in the name of your nominee copies of the following enclosed documents:

     1. A form of letter that may be sent to your clients for whose account you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;


     2. The Prospectus dated     , 2001; and


     3. The Letter of Transmittal to tender Outstanding Notes for your use and for the information of your clients;





   YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT
5:00 P.M., LONDON TIME, ON       , 2001, UNLESS EXTENDED BY THE COMPANY (THE
"EXPIRATION DATE"). OUTSTANDING NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

   To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (with any required signature guarantees) and any other required documents, should be sent to the Exchange Agent and Certificates representing the Outstanding Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus. Alternatively, at the option of the tendering holder in the case of a book-entry tender, a holder may participate in the Exchange Offer by complying with the procedures of Euroclear or Clearstream, Luxembourg for transfer of electronic book-entry interests, in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.


   The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Outstanding Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Outstanding Notes pursuant to the Exchange Offer, except as set forth in Instruction 7 of the Letter of Transmittal.
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   Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent at its address and telephone number set forth on the front of the Letter of Transmittal.

                                          Very truly yours,

                                          SOLA INTERNATIONAL INC.

   NOTHING IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.